 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Ventoux CCM Acquisition Corp. of our report dated December 17, 2021, relating to the consolidated financial statements of E la Carte, Inc. (dba Presto) and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and correction of errors) and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

March 11, 2022